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                                                                    EXHIBIT 10.1

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT ("Agreement") is dated as of November 10, 1999, and is between AK MEDIA GROUP, INC., a Washington corporation ("Seller") and ELLER MEDIA COMPANY, a Delaware corporation ("Buyer").

                                    RECITALS

         A. Seller is engaged in the business of owning and operating outdoor advertising billboards and bus shelters and otherwise providing outdoor advertising services in the State of Florida under the trade name of "AK Media/FL" ("Seller's Business"); and

         B. Seller desires to sell to Buyer substantially all of the real and personal property, tangible and intangible, of Seller used in conducting Seller's Business, and Buyer desires to purchase such assets and to assume certain liabilities associated with such assets, pursuant to the terms, conditions, limitations and exclusions contained in this Agreement.

         In consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and conditions set forth below, the parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         For the purposes of this Agreement, capitalized terms used herein shall have the meanings specified or referred to in Exhibit A attached hereto.

                                    ARTICLE 2
                           PURCHASE PRICE, PRORATIONS,
                       CLOSING, ENVIRONMENTAL ASSESSMENTS,
                                PRICE ADJUSTMENT

         2.1 Purchase Price. The purchase price for the Assets shall be Three Hundred Million and 00/100 Dollars ($300,000,000.00) (the "Purchase Price"), payable by Buyer to Seller on the Closing Date.

         2.2. Prorations.

              (a) All items of expense and liabilities with respect to the Assets shall be prorated on an accrual basis as of the Closing Date. Such items shall include, but are not limited to, utility charges, real and personal property taxes, rents (including but not limited to percentage rents and pre-paid rents that are pre-paid for periods of not more than one year), permit fees, accounts payable, security deposits under Leases, Bus Shelter Agreements and Assumed Contracts. Percentage rents shall be prorated as of the Closing Date. All items of revenue with respect to the Assets shall be prorated on an accrual basis as of 15 days prior to the

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         Closing Date ("Revenue Proration Date"), and shall be prorated on the basis of the number of days of display before and after the Revenue Proration Date. Seller shall be credited in the prorations for the amount of any expenses that have been prepaid for up to one year post-Closing, but not in excess of one year. Buyer shall be credited for the amount of any revenues collected by Seller as of the Closing Date to the extent pertaining to time periods after the Revenue Proration Date. Any prorations not determinable on the Closing Date shall be prorated on the basis of the most current information available on the Closing Date and shall be finalized as soon as the necessary information is available. Buyer and Seller shall estimate in good faith the prorations as of the Closing Date and Revenue Proration Date, as applicable. The net amount of all prorations owed to either Buyer or Seller shall be updated as information becomes available and shall be paid no later than the ninetieth (90th) day after the Closing Date.

              (b) In addition to the prorations set forth in (a) above, Buyer shall be credited at the Closing Date with the following additional amounts: (i) $2,000,000.00 as a special proration, (ii) the sales price for each of the six parcels of Real Property described on Schedule 2.2(b)(ii) attached hereto which is sold prior to the Closing (the "Real Property under Contract"), (iii) the aggregate condemnation and/or settlement proceeds received or to be received for the Structure locations identified on Schedule 2.2(b)(iii), and (iv) if the difference between the "Trade Amount" and the "Trade Liabilities" on the Balance Sheet for the Seller as of the Closing Date falls below a $929,000.00 net balance due to Seller, then the amount of the shortfall. If the sale of any Real Property under Contract has not closed prior to the Closing and Buyer has elected not to take title to such property at the Closing pursuant to Section 2.4, then any sales proceeds from the sale of such property after the Closing shall be immediately paid to Buyer by Seller.

              (c) Notwithstanding anything to the contrary herein, the proration as of the Closing Date of percentage rents payable under any particular Lease shall be made by Buyer and notice thereof (showing the applicable calculations) given to Seller, within thirty (30) days following the expiration of the period over which the percentage rents are calculated under such Lease. The proration notice shall be accompanied by any amounts due the Seller as shown therein, or if Seller owes Buyer as shown therein, Seller shall reimburse Buyer such amount within ten (10) days of receipt of the appropriate proration notice, subject to Section 2.2(d). The proration calculation of percentage rents shall be based on the amount of revenue generated before and after the Closing Date and it shall not be based on the number of days before and after the Closing Date.

              (d) If any dispute arises over any amount to be refunded and/or paid under this Section 2.2 (whether pursuant to closing calculations or the percentage rent prorations), such refund or payment shall nonetheless be promptly made to the extent such amount is not in dispute. If any such dispute cannot be resolved by the parties, it shall be submitted to Buyer's accountants and Seller's accountants for resolution by the accountants. If the dispute is not resolved by the accountants within thirty (30) days after the dispute is first submitted to


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         both accountants for resolutions, then Buyer's accountants and Seller's accountants shall jointly designate a third independent certified public accountant (the "Third Accountant"), and the resolution of the dispute shall be made by the Third Accountant. The determination of the Third Accountant shall be final and binding upon the parties to this Agreement. Buyer and Seller shall each pay one-half (1/2) of the fees and expenses of the Third Accountant, and each party shall pay their own accountants expenses.

              (e) Seller agrees to promptly forward to Buyer any payments that Seller collects after the Closing with respect to any accounts receivable relating to the Assets to the extent pertaining to the period after the Closing Date. Buyer agrees to promptly forward to Seller any payments Buyer receives with respect the accounts receivables of Seller, to the extent pertaining to the period prior to the Closing Date.

         2.3 Closing. The closing under this Agreement (the "Closing") will take place on the fifth (5th) business day after all conditions contained in this Agreement have been satisfied or waived, at 10:00 a.m. at the offices of Akerman, Senterfitt & Edison, P.A., One Southeast Third Avenue, 28th Floor, SunTrust International Center, Miami, Florida 33131, or at such other time, date or place as the parties shall mutually agree. All transactions at the Closing shall be deemed to take place simultaneously at the close of business on the Closing Date, and no document shall be deemed to have been delivered until all transactions are completed and all documents are delivered.

         2.4 Environmental Assessments. Seller shall provide Buyer such access as is reasonably necessary for a Phase I environmental site assessment of the Real Property. The cost of the Phase Is shall be shared equally between Buyer and Seller, and shall be conducted during the thirty (30) day period following execution of this Agreement. If the Phase Is identify environmental conditions that Buyer reasonably believes requires additional environmental assessments and such additional environmental site assessments cannot be completed prior to Closing, then Buyer may elect to not purchase such parcels of Real Property which Buyer believes require the additional assessments (such parcels which Buyer elects not to purchase referred to herein as the "Retained Real Property"), but to instead enter into a 99 year ground lease (the "Ground Lease") at $1.00 per year and the cost of real property taxes paid by Seller during the term of the Ground Leases. Such Ground Leases shall be in the form attached hereto as Exhibit B. If Buyer makes such election, Seller will enter into such Ground Leases at the Closing and will cooperate with Buyer after the Closing to cause the additional site assessments to be conducted, the cost to be shared equally by Buyer and Seller. Buyer will then have the option at any time during the term of the Ground Leases to acquire the Retained Real Property at the purchase price of $1.00 per parcel on the same terms and conditions set forth herein with respect to the Real Property.


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                                    ARTICLE 3
                    ASSETS PURCHASED AND LIABILITIES ASSUMED

         3.1 Agreement to Purchase and Sell Assets. Subject to the terms and conditions of this Agreement, Seller hereby agrees to grant, sell, assign, transfer, convey and deliver all of its right, title and interest in and to the Assets, free and clear of any Lien (except for Permitted Liens), and Buyer hereby agrees to buy and acquire the Assets from Seller, and to assume the Assumed Liabilities upon the terms and conditions set forth in this Agreement.

         3.2  The "Assets" are the following assets of Seller:

              (a) All of the outdoor advertising structures and displays, bus shelters, related bus shelter advertising panels and any other out-of-home advertising structures used in Seller's Business, including, without limitation, those set forth and described on
         Schedule 3.2(a) attached hereto, together with all components, fixtures, parts, appurtenances and equipment attached to or made a part thereof (collectively, the "Structures");

              (b) Except for Easements and Bus Shelter Agreements, all leases, licenses, other rights of ingress or egress (not described on Schedule 3.2(j)) and all other grants of the right to place, construct, own, operate, and/or maintain (i) the Structures and (ii) any other out-of-home advertising structures to be constructed, and all rights therein, used in Seller's Business, including, without limitation, those described on Schedule 3.2(b) and those leases entered into upon the sale of the Real Property under Contract (collectively, the "Leases");

              (c) All easements and similar grants of the right to place, construct, own, operate and/or maintain (i) the Structures and (ii) any other out-of-home advertising structures to be constructed, and all rights therein, used in Seller's Business, including, without limitation, those described on Schedule 3.2(c) (collectively, the "Easements");

              (d) All municipal agreements for the placement and operation of bus shelters and related bus shelter advertising panels on public rights-of-way, used in Seller's Business including, without limitation, those described on Schedule 3.2(d) (collectively, the "Bus Shelter Agreements");

              (e) Except as set forth in Section 2.4, (i) all real property owned by Seller and upon which any Structure is located (ii) and all other real property, including, without limitation, the real property upon which Seller's two Florida offices are located; and any and all improvements, fixtures, privileges, and appurtenances pertaining thereto, including, without limitation, those described on Schedule 3.2(e) provided, however, that if any of the parcels identified on
         Schedule 2.2 (b)(ii) are sold prior to the Closing, such parcels shall be excluded (the "Real Property");


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              (f) All rights under advertising contracts, contracts for
         telecommunications equipment and barter/trade contracts and arrangements existing on the Closing Date, associated with the Structures and used in Seller's Business, including, without limitation, those described and depicted on Schedule 3.2(d) and all rights of Seller to the advertising copy displayed on the Structures as of the Closing Date (collectively, the "Advertising Contracts");

              (g) All state and local licenses and permits/tags which Seller has with respect to the Structures and all other Governmental Authorizations that Seller has with respect to the operation of the Structures and used in Seller's Business, including, without limitation, those described on Schedule 3.2(g) (collectively, the "Permits");

              (h) All prepaid expenses of Seller as of the Closing Date relating to the Assets, subject to proration at Closing pursuant to Section 2.2(a);

              (i) Any Intangible Property used in connection with the Assets and not otherwise described in this Section 3.2;

              (j) Any contracts listed on Schedule 3.2(j), including those ground leases relating to the Real Property and sale contracts for the Real Property under Contract that is not sold prior to Closing and is acquired by Buyer pursuant to 3.2(e) (the "Assumed Contracts");

              (k) To the extent assignable, all rights (including any benefits arising therefrom), causes of action, choses of action, claims and demands of whatever nature (whether or not liquidated) of Seller relating to the Assets, including, without limitation, condemnation rights and proceeds, and all rights against suppliers under warranties covering any of the Assets;

              (l) all unbuilt Structure related inventory, construction in progress and related materials including, without limitation, those described on Schedule 3.2(l);

              (m) all inventory, supplies, and materials held for use by Seller, including, without limitation, those assets listed on Schedule 3.2(m);

              (n) all trucks, automobiles, other vehicles and equipment and related leases, as listed on Schedule 3.2(n);

              (o) all furniture, office equipment and furnishings, as listed or described on Schedule 3.2(o); and

              (p) All Books and Records relating to the Assets.

         3.3 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include any Benefit Plans, rights in and to the Trade Names of Seller, income tax returns and related income tax


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records, all other corporate records necessary to the continuation of Seller as an active business entity and necessary to enable Seller to prepare tax returns, maintain its accounting systems and prepare financial reports (collectively, the "Excluded Assets"). For a period of three years following the Closing Date, Buyer shall have reasonable access during normal business hours to the foregoing tax, accounting and financial records that relate to the period prior to the Closing Date and shall have the right to copy such records as Buyer may deem necessary.

         3.4 Assumption of Liabilities. At the Closing, pursuant to the Bill of Sale, Buyer shall assume and agree to perform, pay or discharge, when due, only the obligations, commitments and liabilities of Seller that relate to the Assets and only to the extent such obligations, commitments, and liabilities accrue in the Ordinary Course of Business, and are attributable to events occurring for periods arising subsequent to the Closing Date (the "Assumed Liabilities").

         3.5 Excluded Liabilities. All claims against and liabilities and obligations of Seller, not specifically assumed by Buyer pursuant to Section 3.4, including, without limitation, the following claims against and liabilities of Seller (the "Excluded Liabilities"), are excluded, and shall not be assumed or discharged by Buyer:

              (a) Any liabilities to the extent not related to the Assets;

              (b) Any liability of Seller for Taxes;

              (c) Any liabilities for or related to indebtedness of Seller to any banks, financial institutions, or other Persons;

              (d) Any liabilities of Seller or its Affiliates for or with respect to any employees of Seller, including, without limitation, any liabilities pursuant to any Benefit Plan or any other compensation, collective bargaining, pension, retirement, severance or termination plan, agreement, or arrangement;

              (e) Any liabilities or obligations of Seller under any Contracts that are not included within the Assets; and

              (f) Any other liabilities for which satisfaction was due prior to the Closing.

                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Except as otherwise described in the Disclosure Schedule attached hereto as Schedule 4 or otherwise set forth below, Seller represents and warrants to Buyer as follows:

         4.1 Organization and Qualification. Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full power and authority to own


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and/or use the Assets, to carry on Seller's Business as such business is currently being conducted, and to perform all its obligations with respect thereto. Seller is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where it is required to be so qualified.

         4.2 Authority Relative to this Agreement. Seller has the full corporate right, power and authority to execute and deliver this Agreement and the Closing Documents and to consummate the transactions and to discharge its obligations contemplated by this Agreement and the Closing Documents. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the unanimous consent of the directors and shareholders of Seller.

         4.3 Agreement Binding. This Agreement has been duly and validly executed and delivered by Seller, constitutes a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting the rights of creditors generally, and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Upon the execution and delivery by Seller of any agreements and documents to be executed at Closing pursuant to this Agreement (collectively, the "Closing Documents"), and assuming due and valid execution and delivery by Buyer, such Closing Documents will constitute legal, valid and binding obligations of Seller enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting the rights of creditors generally, and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

         4.4 Business Since October 1, 1999. Since October 1, 1999, and through the Closing Date:

              (a) Seller's Business has been and will be conducted in the Ordinary Course of Business;

              (b) no Proceeding was commenced or remains pending, nor to the best knowledge of Seller, is threatened or proposed, to condemn or take by eminent domain or other governmental action any Asset;

              (c) no Asset being sold pursuant to this Agreement has been removed or is subject to any type of written demand or request for removal;

              (d) Seller has not subjected any of the Assets to a Lien; Seller has not incurred liabilities affecting any of the Assets or Seller's Business, except in the Ordinary Course of Business;


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              (e) except as contemplated by this Agreement, Seller has not sold or transferred, or agreed to sell or transfer at some future date, or granted an option to any party to acquire, any Asset;

              (f) there has been no material adverse effect on any of the Assets or Seller's Business;

              (g) neither inventory nor supplies have materially decreased in quantity or quality from the levels generally maintained prior to October 1, 1999; and

              (h) Seller has not changed in any material respect its practices with respect to the payment or other discharge of debts or other obligations incurred in the Ordinary Course of Business.

         4.5 No Defaults. The execution, delivery and performance of this Agreement by Seller will not:

              (a) conflict with, violate or result in any breach of any provision of the Organizational Documents of Seller;

              (b) except for a default, termination or cancellation of a Lease caused by Seller's failure to obtain a consent to assignment to Buyer with respect to those Leases requiring such consent, result in a default (or give rise to any right of termination, modification, cancellation or acceleration) under, or conflict with, any of the terms, conditions or provisions of any Contract to which Seller is a party or by which the Assets may be bound, which default, termination, modification, cancellation, acceleration or conflict would have a material adverse effect on any of the Assets or Seller's Business;

              (c) except for a conflict with or violation of a Permit caused by Seller's assignment of the Permits to Buyer, conflict with or violate any Legal Requirement applicable to Seller, any of the Assets or Seller's Business, which violation would have a material adverse effect on any of the Assets or Seller's Business;

              (d) except for a conflict with or violation of a Permit caused by Seller's assignment of the Permits to Buyer, conflict with or violate any Governmental Authorization held by Seller or that otherwise relates to Seller's Business or the Assets; or

              (e) result in the creation or imposition of any Lien on any of the Assets.

         4.6 Undisclosed Liabilities. Except as disclosed on the Financial Statements, Seller does not have any obligations or liabilities of any kind relating to the Assets, whether known or unknown, absolute or contingent, in an aggregate amount exceeding Twenty-Five Thousand Dollars ($25,000.00).


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         4.7 Licenses and Authorizations. The Permits constitute all licenses, permits, registrations and approvals necessary to operate the Assets. Seller is in material compliance with the terms of the Permits. Seller is not aware of any fact or event which constitutes a material violation of any Permit. Seller has not received written notice that any Governmental Body issuing any Permit intends to cancel, terminate, modify, or amend any Permit. All such Permits are in full force and effect.

         4.8  Contracts and Arrangements.

              (a) Seller has furnished or made available to Buyer true and complete copies of all of the following documents to which a Seller is a party or is bound:

                  (i)   Advertising Contracts;

                  (ii)  Permits;

                  (iii) Assumed Contracts;

                  (iv)  Leases;

                  (v)   Easements; and

                  (vi)  Bus Shelter Agreements.

              (b) Each of the foregoing interests to be transferred to and assumed by Buyer on the Closing Date is valid and in full force and effect, and on the Closing Date shall be free and clear of all Liens.

              (c) With respect to all of the interests described in this Section, no material default by Seller has occurred, or to Seller's knowledge, by any of the other parties to such obligations; no fact or circumstance exists which, with or without the passage of time or giving of notice or the happening of any further event or condition, would constitute a material default, or would entitle any other party to terminate any such interests, to make a claim or set-off against Seller or otherwise to amend such interest or prevent such interest from being renewed in accordance with its terms; and Seller has not received any written notice of default, termination, or nonrenewal under any such interests. All sales made to advertisers in connection with the Structures have been made pursuant to Advertising Contracts.

              (d) With respect to Seller's Business, Seller is not a party to any:

                  (i)   Contract not made in the Ordinary Course of Business;


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                  (ii)  Contract of employment (other than contracts of
                        employment at will) or severance agreement with any employee;

                  (iii) Contract for the future purchase of materials, supplies, services, merchandise or equipment in excess of normal operating requirements;

                  (iv)  Contract for the sale or lease of any of its Assets;

                  (v) Contract or commitment for capital expenditures in excess of $10,000; or

                  (vi)  Contract with a labor union or labor association.

         4.9 Title. Seller owns and has good and valid title to all of the Assets, and Seller shall transfer such title to Buyer on the Closing Date, free and clear of all Liens, except for the Permitted Liens.

         4.10 Intangibles. Seller uses no Intangible Property in connection with the operation of the Assets and Seller's Business except for the Permits, the Books and Records, certain trade names and licenses for commonly available software programs under which Seller is the licensee.

         4.11 Nature of Assets. Except for the Excluded Assets, the Assets being acquired by Buyer pursuant to this Agreement include all of the real and personal property, tangible and intangible, of the Seller used or to be used in Seller's Business.

         4.12 Litigation and Compliance with Laws.

              (a) Seller has not been operating under or subject to, or in default with respect to, any Order;

              (b) no Proceeding by or before any Governmental Body related to any of the Assets, Seller or Seller's Business is pending or, to Seller's knowledge, threatened;

              (c) Seller is in material compliance with all Legal Requirements applicable to any of the Assets and Seller's Business, including, without limitation, zoning and land use laws and regulations, and has filed all required reports and notifications with all Governmental Bodies, except for noncompliances or failures to file that would not have a material adverse effect on any of the Assets or Seller's Business; the present use of the Assets does not materially violate or fail to comply with any such Legal Requirements, except for non-compliances or failures to file that could not have a material adverse effect on any of the Assets or Seller's Business.


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         4.13 Taxes. Seller has timely filed, or caused to be filed timely (or has timely obtained the appropriate extensions for), all Tax Returns required to be filed by Seller. Seller has timely paid:

              (a) all Taxes due for the periods covered by such Tax Returns, except such accrued and unpaid taxes; and

              (b) all deficiencies (including interest and any penalties) assessed as a result of any examination of such Tax Returns.

         4.14 Brokers. No broker or finder or other person has a valid claim against Buyer for a commission or brokerage fee in connection with this Agreement or the transaction contemplated hereby as a result of any agreement, understanding or action by Seller or any of its Representatives.

         4.15 Environmental and Similar Laws. Except as disclosed in any Phase Is and Phase IIs prepared pursuant to Section 2.4:

              (a) The present use of the Assets and conduct of Seller's Business does not violate any Environmental Laws, the effect of which violation could have a material adverse effect on Seller's Business or any of the Assets or Buyer's use thereof, or could impose any material liability on Buyer.

              (b) No Release of Hazardous Materials has occurred in connection with any of the Assets or Seller's Business, or is presently occurring, in excess of permitted levels under any applicable Environmental Law, the effect of which could have a material adverse effect on Seller's Business or any of the Assets or Buyer's use thereof, or could impose any material liability on Buyer.

              (c) None of the Assets or Seller's Business has been operated under or subject to, or is in default with respect to, any Order of any Governmental Body with respect to any applicable Environmental Law.

              (d) Seller has not received notice that any of Seller's Business or any of the Assets is the subject of any review or Proceeding by any Governmental Body with respect to compliance with any applicable Environmental Law.

              (e) Seller has not received any notice from any Governmental Body or private or public entity advising it that it is or may be responsible for response costs with respect to a Release, a threatened Release or clean up of Hazardous Materials produced by, or resulting from, Seller's Business or the Assets.

              (f) Seller has delivered to Buyer true and complete copies and results of any reports, studies, analysis, tests, or monitoring, if any, possessed by Seller pertaining to the


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         Real Property and properties underlying the Structures and any
         Hazardous Material in, on, or under any such Real Property and properties underlying the Structures.

         4.16 Insurance. Seller has maintained and will maintain through the Closing Date policies of fire and other casualty, liability, title and other forms of insurance covering the Assets and Seller's Business of the types and with the amounts of coverage as are customarily maintained by companies with outdoor advertising businesses comparable to Seller's Business. All such policies are in full force and effect; all premiums with respect thereto currently due have been paid; and no notice of cancellation or termination has been received by Seller with respect to any such policy. Schedule 4.16 contains a list of all claims related to the Assets and/or Seller's Business which have been made, or threatened in writing, since December 31, 1997, or are still pending from a prior period under any insurance policy applicable to the Seller's Business. Such claim information includes the following information with respect to each accident, loss, or other event: (i) the identity of the claimant, (ii) the date of the occurrence, (iii) the status as of the report date, and (iv) the amounts paid or recovered.

         4.17 Employee Benefit Matters. All Benefit Plans are listed on Schedule
4.17. True and complete copies of all Benefit Plans have been provided or made available to Buyer. All Benefit Plans are in substantial compliance with ERISA, the IRC, and all other applicable law. Except as set forth on Schedule 4.17, Seller does not maintain and has never maintained any Benefit Plan which is intended to be qualified under Section 401(a) of the IRC and has never provided retirement, termination, life or severance benefits to any of its Employees (or ever represented or promised such benefits). All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected on the Financial Statements. The consummation of the transactions contemplated by this Agreement will not entitle any Employees to severance pay or accelerate or otherwise trigger a material obligation pursuant to any of the Benefit Plans or result in any breach or violation of, or a default under, any of the Benefit Plans. Each Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the IRC has received a favorable determination letter from the Internal Revenue Service and Seller is not aware of any circumstances likely to result in revocation of any such favorable determination letter.

         4.18 Relationships with Affiliates. (a) Seller is not a party to any contract with any shareholder of Seller or any Affiliate of Seller or any of its shareholders relating to the Assets or Seller's Business; and (b) neither Seller nor any of its shareholders nor any Affiliate of Seller or any such shareholder is the owner (of record or as a beneficial owner) of an equity interest or any other financial or profit interest in, a Person (other than Seller) that has business dealings or a material financial interest in any transaction with Seller involving the Assets or the Seller's Business.

         4.19 Solvency. By consummating the transactions contemplated hereby, Seller does not intend to hinder, delay, or defraud any of Seller's present or future creditors. Before giving effect to the transactions contemplated hereby, Seller has been paying its debts as they become due in the Ordinary Course of Business and, after giving effect to the transactions contemplated hereby, Seller expects to have the means to and intends to pay or discharge all of its debts (or make adequate provisions for the payment thereof).

         4.20 Books and Records. To the extent in the possession or control of Seller, the Books and Records of Seller maintained in connection with the Assets have been made available to Buyer for inspection and are correct in all material respects and have been maintained in accordance with sound business practices.

         4.21 Structures. Seller owns all of the Structures and each Structure is located entirely on either property covered by a Lease or Real Property, and each Structure (i) complies in all material respects with the terms of the Permits pertaining to it and (ii) is in condition to accept faces and in adequate condition and repair for its current use.

         4.22 Completeness; Schedules. All representations and warranties made by Seller in this Agreement, in all certificates delivered pursuant hereto, and in all exhibits and schedules attached hereto are, and as of the Closing Date shall be, true, accurate and complete in all material respects. All of the information set forth on the Schedules attached hereto (whether or not expressly referred to in this Agreement) is true, accurate and complete in all material respects.

         4.23 Financial Statements. Seller has furnished Buyer its unaudited financial statements (consisting of a balance sheet, income statement and profit and loss statement), as of and for the fiscal years ended December 31, 1996, 1997 and 1998 (the "Annual Financial Statements"). Seller also has furnished Buyer its unaudited financial statements (consisting of balance sheet, income statement and profit and loss statement), as of and for the period from January 1, 1999, through September 30, 1999 (together with all financial statements delivered pursuant to Section 6.9 below, the "Interim Financial Statements"). The Annual Financial Statements and the Interim Financial Statements, available on the date of this Agreement (collectively, the "Financial Statements") are attached hereto as Schedules 4.23(a) and 4.23(b), respectively, and have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"). The Financial Statements present fairly the financial condition of Seller as of the dates thereof and for the periods covered thereby, subject to the absence of footnotes, which absence does not render the Financial Statements materially inaccurate or incomplete, and with respect to the Interim Financial Statements, subject to year-end adjustments.

         4.24 Bus Shelter Compliance. The bus shelters transferred to Buyer hereunder are in compliance with all state and local electrical codes.


                                    ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         5.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         5.2 Authority Relative to this Agreement. Buyer has the full corporate right, power, and authority to execute and deliver this Agreement and the Closing Documents and to consummate the transaction and to discharge Buyer's obligations contemplated by this Agreement and the Closing Documents. The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated by this Agreement have been duly and validly authorized by all necessary corporate and shareholder action on the part of Buyer.

         5.3 Agreement Binding. This Agreement has been duly and validly executed and delivered by Buyer, and assuming due and valid execution and delivery by Seller, constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting the rights of creditors generally, and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Upon the execution and delivery by Buyer of and assuming due and valid execution and delivery by Seller, such Closing Documents will constitute legal, valid and binding obligations of Buyer enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting the rights of creditors generally, and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

         5.4 No Defaults. The execution, delivery and performance of this Agreement by Buyer shall not (a) materially conflict with, violate or result in any breach of any provision of the Organizational Documents of Buyer; (b) require the consent of Buyer's financing source; or (c) violate any Legal Requirement applicable to Buyer.

         5.5 Brokers. No broker or finder or other person has a valid claim against Seller for a commission or brokerage fee in connection with this Agreement or the transaction contemplated hereby as a result of any agreement, understanding or action by Buyer.

         5.6 Buyer's Funding Source. Buyer's obligations to consummate the transaction contemplated by this Agreement are not subject to or conditioned upon obtaining financing, and Buyer has sufficient funds or resources to pay in full the Purchase Price.

         5.7 Certain Proceedings. There is no Proceeding pending against Buyer that challenges, or may have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated hereunder. To Buyer's knowledge, no such Proceeding has been threatened in writing and no event has occurred or circumstance exist that may give rise to or serve as a basis for the commencement of any such Proceeding.

                                    ARTICLE 6
                     COVENANTS OF SELLER PENDING THE CLOSING

         Seller covenants and agrees that from the date hereof through the Closing Date:

         6.1 Maintenance of Business. Seller shall continue to carry on Seller's Business, maintain its Structures, and keep its Books and Records in substantially the same manner as heretofore in the Ordinary Course of Business. Without the prior written consent of Buyer, with respect to the Assets and Seller's Business, Seller shall not:

              (a) dispose of any real or personal property that constitutes the Assets;

              (b) enter into, modify or terminate any Permit, Assumed Contract, Lease, Easement, Bus Shelter Agreement, Advertising Contract or other commitment, incur any liability, absolute or contingent, waive any right or enter into any other transaction, other than in the Ordinary Course of Business; and provided that no new Advertising Contract or modification or extension of an existing Advertising Contract obligates Seller's Business for a period longer than one year;

              (c) voluntarily incur any obligations or liability, except obligations and liabilities incurred in the Ordinary Course of Business;

              (d) enter into any employment or severance agreement with, or become liable under any new or modified bonus, profit-sharing, incentive payment, or benefit plan; except that Seller shall be free, without in any way obligating Buyer, to enter into such severance or other arrangements it deems appropriate with employees of Seller not retained by Buyer;

              (e) encumber any Asset with a Lien or other encumbrance;

              (f) make any material changes in its customary method of operations, including its accounts payable payment practices, marketing and pricing policies, and maintenance of business premises, fixtures, furniture and equipment;

              (g) enter into any collective bargaining or other labor agreement; or

              (h) enter into any of the Contracts described in Section 4.8(d) above.

         6.2 Organization and Goodwill. Seller shall preserve its business organization intact and preserve the goodwill of its suppliers, landlords and customers and of those advertising agencies and brokers with whom it customarily does business.

         6.3 Access and Investigation. Between the date of this Agreement and the Closing Date, Seller will, and will cause its Representatives to, afford Buyer and its Representatives reasonable access during normal business hours to Seller's Chief Financial Officer, properties, including Real Property, Books and Records, and such additional financial, operating and other data and documents relating to the Assets and Seller's Business to allow Buyer and its Representatives to conduct its due diligence and other investigations, and furnish Buyer and its Representatives with copies of the same.

         6.4 Confidentiality. Seller shall not disclose to third parties, other than on a confidential basis to its employees, lenders, accountants or attorneys, the specific terms of this Agreement, except as required by law. Any proposed publicity concerning the transaction contemplated by this Agreement shall be approved in advance by both Buyer and Seller.

         6.5 Representations and Warranties. Seller shall use all reasonable efforts to insure the accuracy as of the Closing Date of all the representations and warranties made by Seller in this Agreement.

         6.6 Notice of Proceedings. Seller shall promptly notify Buyer upon becoming aware of any Order or receiving any complaint requesting an Order restraining or enjoining the consummation of this Agreement or the transaction to be contemplated hereunder, or upon receiving any notice from any Governmental Body, of its intention to institute a Proceeding to restrain or enjoin the enforceability of this Agreement or the consummation of the transactions contemplated hereby, or to nullify or render ineffective this Agreement or such transaction if consummated.

         6.7 Bulk Sales Indemnity. As an inducement to Buyer to waive compliance with the provisions of any applicable bulk transfer laws, Seller covenants that all debts, obligations and liabilities of Seller not expressly assumed or agreed to be paid by Buyer under this Agreement shall be paid and discharged promptly by Seller as they become due and payable.

         6.8 Non-Competition Agreement. Seller shall and shall cause its parent, The Ackerley Group, Inc. and Barry Ackerley to enter into a non-competition agreement substantially in the form of Exhibit C hereto.

         6.9 Additional Financial Statements. Seller shall deliver to Buyer all of its financial statements promptly after the close of each month, quarter and year of Seller's Business, commencing with the month of October 1, 1999, in substantially the same form as the Interim Financial Statements attached.

         6.10 Required Approvals and Consents. As promptly as practicable after the date of this Agreement, Seller will make all filings required by Legal Requirements to be made by it in order to consummate the transactions hereunder and use its reasonable best efforts to obtain those consents identified in
Schedule 6.10 hereof, and any other consents (governmental or private) requested by Buyer, which are required to transfer to Buyer of any of the Assets; provided, however, that Seller shall not make any agreement or reach any understanding that would impose additional obligations or burdens on Buyer without the prior written approval of Buyer.

         6.11 Consummation of Agreement. Seller shall use its reasonable best efforts to perform and fulfill all conditions and obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

         6.12 Expenses. Seller shall pay all of its expenses incurred in connection with the transaction contemplated by this Agreement, including but not limited to all accounting and legal fees.

         6.13 Employment Matters. Buyer may offer employment to any Employee of Seller who is available for work on the Closing Date, as determined by Buyer in its sole discretion. Any such offer shall be for employment at will by Buyer as a new employee of Buyer to occupy positions designated by Buyer and pursuant to the terms and conditions determined by Buyer in its sole discretion. Seller agrees to make available to Buyer, to the fullest extent permitted by law, all information and materials requested by Buyer from the personnel files of each Employee of Seller who shall have elected to accept employment with Buyer. Buyer assumes no obligation to continue or assume any compensation arrangements or liabilities of Seller (including, without limitation, any salary, bonuses, fringe benefits, insurance plans, or other benefits under any Benefit Plan maintained by Seller, or its Affiliates) to any such Employee. Seller shall retain the responsibility for payment of all medical, dental, health and disability claims incurred by any Employee prior to the Closing Date, and Eller shall not assume any liability with respect to such claims. Seller also agrees to retain responsibility for disability payments to Employees on medical or disability leave at the Closing Date until such time as such Employee is offered employment by Buyer, in its sole discretion, or as otherwise required under applicable law or regulation. Seller shall make such severance arrangements as it deems appropriate, without any liability to Buyer, with any Employees not hired by Buyer.

         6.14 Supplemental Disclosure. Prior to the Closing Date, Seller shall provide information in writing to Buyer with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth in a Schedule to, or representation or warranty set forth in, this Agreement; provided that no such information shall constitute an amendment of such Schedule or of any statement, representation or warranty in this Agreement unless consented to in writing by Buyer.

         6.15 Notification.Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a material breach of any of Seller's representations and warranties as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a material breach of any such representations or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Seller will promptly notify Buyer of the occurrence of any material breach of any covenant of Seller in this Article 6 or the occurrence of any event that may make the satisfaction of the conditions in Article 8 impossible or unlikely.

         6.16 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 11.1, neither Seller nor any Affiliate will, nor will it permit its Representatives to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer or its Representatives) relating to or affecting any transaction involving the sale of the Assets, or Seller's Business or any stock of Seller.

         6.17 Tax Clearance. Seller shall use its reasonable best efforts to obtain all certificates of clearance for Taxes ("Tax Clearances"), if any, provided or required by the State of Florida and applicable local jurisdictions certifying as to the payment by or on behalf of Seller of all Taxes due on or prior to a date not more than thirty (30) days prior to the Closing Date.

         6.18 Bus Shelters. Seller shall be responsible for the costs necessary to have any bus shelters comply with applicable electrical codes.

         6.19 Management Agreements. At the Closing, Seller shall enter into a Management Agreement for each Structure location deemed necessary by Buyer, as determined in its sole discretion.

                                    ARTICLE 7
                     COVENANTS OF BUYER PENDING THE CLOSING

         Buyer covenants and agrees that from the date hereof through the Closing Date:

         7.1 Representations and Warranties. Buyer shall use all reasonable efforts to insure the accuracy as of the Closing Date of all representations and warranties made by Buyer in this Agreement.

         7.2 Notice of Proceedings. Buyer shall promptly notify Seller upon becoming aware of any Order or any complaint requesting an Order restraining or enjoining the consummation of this Agreement or the transaction to be contemplated hereunder, or upon receiving any notice from any Governmental Body, of its intention to institute a Proceeding to restrain or enjoin the enforceability of this Agreement or the consummation of the transaction contemplated hereby, or to nullify or render ineffective this Agreement or such transaction if consummated.

         7.3 Confidentiality. Buyer shall not disclose to third parties, other than on a confidential basis to its employees, lenders, accountants or attorneys, the specific terms of this Agreement, except as required by law. Any proposed publicity concerning the transaction contemplated by this Agreement shall be approved in advance by both Seller and Buyer.

         7.4 Consummation of Agreement. Buyer shall use its reasonable best efforts to perform and fulfill all conditions and obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or Seller's Business or to incur any other material burden to obtain a Governmental Authorization, if such disposal, change or burden would have a material adverse effect on any of the Assets, Seller's Business, Buyer's use thereof, or Buyer's business.

         7.5 Expenses. Buyer shall pay all of its expenses incurred in connection with the transaction contemplated by this Agreement, including but not limited to all accounting and legal fees.

         7.6 Required Approvals. As promptly as practicable after the date of this Agreement, Buyer will make all filings required by Legal Requirements to be made by it to consummate the transactions contemplated hereunder.

         7.7 Notification. Between the date of this Agreement and the Closing Date, Buyer will promptly notify Seller in writing if Buyer becomes aware of any fact or condition that causes or constitutes a breach of any of Buyer's representations and warranties as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representations or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Buyer will promptly notify Seller of the occurrence of any breach of any covenant of Buyer in this Article 7 or of the occurrence of any event that may make the satisfaction of the conditions in Article 9 impossible or unlikely.

                                    ARTICLE 8
                     CONDITIONS TO THE OBLIGATIONS OF SELLER

         The obligations of Seller under this Agreement are subject to the fulfillment of the following conditions prior to or on the Closing Date:

         8.1 Representations, Warranties, Covenants.

              (a) All representations and warranties of Buyer contained in this Agreement and in any statement, certificate, or other document delivered by Buyer pursuant to this Agreement shall be true, accurate and complete in all material respects;

              (b) As of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such date, Buyer shall have substantially performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or on the Closing Date; and

              (c) Buyer shall have delivered to Seller a certificate of Buyer's Chief Executive Officer, dated as of the Closing Date, certifying to the fulfillment of the conditions set forth in subsections (a) and (b) of this Section 8.1.

         8.2 Proceedings. No Proceeding shall have been instituted or threatened against any of the parties to this Agreement, before any Governmental Body, to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the consummation of the transaction contemplated hereby. There shall have occurred the expiration or early termination of the waiting period required by the HSR Act and there shall not be in effect any Legal Requirement or any injunction or other order that prohibits or restricts the consummation of the transaction contemplated hereby.

         8.3 Receipt of Funds and Documents. Seller shall have received on the Closing Date:

              (a) immediately available funds in the full amount of the Purchase Price, with adjustments for prorations as set forth in Section 2.2;

              (b) Eller's signature on the Bill of Sale;

              (c) Eller's signature on the Management Agreements, if any; and

              (d) board resolutions of Buyer, certified by Buyer's Secretary in form and substance reasonably acceptable to Seller, authorizing this Agreement and the consummation of the transaction contemplated hereby.

         8.4 Opinion of Counsel. Seller shall have received an opinion of Buyer's Senior Corporate Counsel, on behalf of Buyer, in form and substance as attached hereto as Exhibit D.

                                    ARTICLE 9
                     CONDITIONS TO THE OBLIGATIONS OF BUYER

         The obligations of Buyer under this Agreement are subject to fulfillment of the following conditions prior to or on the Closing Date (any of which may be waived by Buyer, in whole or in part):

         9.1 Representations, Warranties, Covenants.

              (a) All representations and warranties of Seller contained in this Agreement and in any statement, deed, bill of sale, certificate, schedule or other document delivered by Seller pursuant to this Agreement shall be true, accurate and complete in all material respects as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such date;

              (b) Seller shall have substantially performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or on the Closing Date;

              (c) Seller shall have delivered to Buyer a certificate of Seller's Chief Financial Officer, dated as of the Closing Date, certifying to the fulfillment of the conditions set forth in subsections (a) and (b) of this Section 9.1.

         9.2 Proceedings. No Proceeding shall been instituted against any of the parties to this Agreement, before any Governmental Body, to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the consummation of the transaction contemplated hereby. There shall have occurred the expiration or early termination of the waiting period required by the HSR Act and there shall not be in effect any Legal Requirement or any injunction or other order that prohibits or restricts the consummation of the transaction contemplated hereby.

         9.3 Opinion of Counsel. Buyer shall have received an opinion of RUBIN, WINSTON, DIERCKS, HARRIS & COOKE, L.L.P., counsel for Seller, dated the Closing Date, in form and substance as attached hereto as Exhibit E.

         9.4 No Adverse Change. No material adverse change in Seller's Business or any of the Assets shall have occurred since the date of this Agreement.

         9.5 Receipt of Documents. Buyer shall have received on the Closing
Date:

              (a) reasonably satisfactory evidence of the unconditional release of the Liens of any third party on the Assets effective upon the third parties' receipt of the amount which Seller and the third party direct Buyer to wire to the third party from the Purchase Price;

              (b) standard owner's policies of title insurance in the amounts set forth on Schedule 9.5 (b) (title policy premiums to be paid by Seller at Closing), insuring title to the Easements and the Real Property in Buyer's name, free and clear of all Liens, except for Permitted Liens;

              (c) A.L.T.A. surveys of the Real Property set forth on Schedule 9.5(c) such surveys to be paid for by Seller;

              (d) Bill of Sale executed by Seller;

              (e) warranty deeds executed by Seller conveying the Real Property to Buyer warranting title as set forth in Section 4.9;

              (f) Phase I environmental assessments on the Real Property pursuant to Section 2.4;

              (g) certificates of title for all owned motor vehicles included in the Assets, duly endorsed for transfer to Buyer;

              (h) board and shareholder resolutions of Seller, certified by Seller's Secretary in form and substance reasonably acceptable to Buyer, authorizing this Agreement and the consummation of the transaction contemplated hereby;

              (i) the non-competition agreement as set forth in Section 6.8;

              (j) the Management Agreement, executed by Seller; and

              (k) the Ground Leases executed by Seller.

                                   ARTICLE 10
                          REMEDIES AND INDEMNIFICATION

         10.1 Survival. The representations, warranties, covenants and agreements of Seller and the representation, warranties, covenants and agreements of Buyer contained in or made pursuant to this Agreement shall be deemed to have been made on the Closing Date and shall survive the Closing subject to Sections 10.2 and 10.3 below.

         10.2 Indemnification of Buyer. Subject to the limitations contained herein, Seller shall indemnify and hold Buyer and its stockholders, controlling Persons and Affiliates (collectively, the "Seller Indemnified Persons") harmless from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities, including without limitation liabilities for reasonable attorneys' fees and disbursements, whether or not involving a third party claim (collectively, "Damages"), suffered by the Seller Indemnified Persons by reason of:

              (a) any breach of a representation or warranty made by Seller pursuant to this Agreement provided that, except for breaches under Sections 4.1, 4.2, 4.3, 4.8(a), 4.8(b), 4.9, 4.13, 4.14, 4.15, 4.22 and
         4.24 above, Buyer notifies Seller of such breach no later than the second (2nd) anniversary of the Closing Date;

              (b) any failure by Seller to perform or fulfill any of its covenants or agreements set forth in this Agreement, provided that, except for the covenants at Sections 2.4, 6.13 and

         6.18 Buyer notifies Seller of such failure no later than the second
(2nd) anniversary of the Closing Date;

              (c) any failure by Seller to pay or perform when due any of its liabilities or obligations (including without limitation any liability for Taxes) arising out of or related to Seller's Business (including without limitation all liabilities of any kind to Seller employees except as may arise from Buyer's employment of such individuals subsequent to the Closing Date);

              (d) except for Assumed Liabilities, all liabilities and obligations of every nature in any way related to the Assets or to the conduct of Seller's Business prior to the Closing Date, whether known or unknown, absolute or contingent;

              (e) any Excluded Liabilities; and

              (f) the failure of a Seller to comply with bulk sales or other similar laws in any applicable jurisdiction.

         10.3 Indemnification of Seller. Subject to the limitations contained herein, Buyer shall indemnify and hold each Seller and its stockholders, controlling Persons and Affiliates (collectively, the "Buyer Indemnified Persons"), harmless from and against any and all Damages, suffered by the Buyer Indemnified Persons by reason of:

              (a) any breach of representation or warranty made by Buyer pursuant to this Agreement provided that Seller notifies Buyer of such breach no later than the third (3rd) anniversary of the Closing Date;

              (b) any failure by Buyer to perform or fulfill any of its covenants or agreements set forth in this Agreement provided that Seller notifies Buyer of such failure no later than the second (2nd) anniversary of the Closing Date; and

              (c) any failure by Buyer to pay or discharge subsequent to the Closing Date any of the Assumed Liabilities.

         10.4 Limitations on Indemnification Obligations. Seller shall have no liability under Section 10.2 above until the aggregate of all Damages for which Seller is liable under Section 10.2 exceeds Five Million and No/100 Dollars ($5,000,000.00), after which Seller shall be liable for all such Damages, including, the initial $5,000,000.00. Buyer shall have no liability under
Section 10.3 above until the aggregate of all Damages for which Buyer is liable exceeds Five Million and No/100 Dollars ($5,000,000.00) after which Buyer shall be liable for all such Damages, including, the initial $5,000,000.00. Notwithstanding the foregoing, if Buyer incurs Damages as a result of a breach of Sections 4.9 and 4.13, Seller shall be liable under Section 10.2 immediately and such liability shall not be subject to reaching the $5,000,000.00 basket. All claims made by Buyer for Damages shall be capped at Thirty Million and No/100 Dollars ($30,000,000.00). For purposes of calculating the Damages, (a) each representation and warranty stated in Articles 4 and 5 of this Agreement shall be deemed to exclude any materiality standard, materiality exception and materiality qualification stated therein and (b) claims made by Buyer for Damages arising out of a breach of Sections 4.9 and 4.13 shall not be included in calculating whether the basket of $5,000,000.00 has been reached (Buyer retaining the right to pursue any claims for such Damages immediately as described above) and shall not be included in calculating whether the $30,000,000.00 cap has been reached.

         10.5 Notice of Claims.

              (a) If Seller or Buyer believes that it has a claim for indemnification pursuant to this Article 10 (a "Claim"), it shall notify the other party (the "Indemnifying Party") no later than any applicable time limits set forth in Sections 10.2 or 10.3 above. The notice from the party presenting the Claim (the "Indemnified Party") shall describe the Claim and the estimated amount thereof. The estimated amount set forth in the notice shall not be a limitation on the actual amount of the Claim.

              (b) If the Indemnifying Party does not object in writing to a Claim within forty-five (45) days after receiving notice of the Claim, the Indemnified Party shall be entitled to recover promptly from the Indemnifying Party the amount of such Claim. If the Indemnifying Party asserts that it has an indemnification obligation in a lesser amount than the Claim, the Indemnified Party shall nevertheless be entitled to recover promptly from the Indemnifying Party the lesser amount, without prejudice to the Indemnified Party's right to receive the difference.

              (c) The Indemnified Party shall provide to the Indemnifying Party such information with respect to the Claim as the Indemnifying party shall reasonably request.

         10.6 Arbitration. Any dispute over the validity or amount of a Claim shall be resolved by binding arbitration after written demand from either party to the other. If the parties cannot agree on a single arbitrator within thirty
(30) days after written demand for arbitration, the arbitrator shall be selected pursuant to the rules and regulations of the American Arbitration Association governing commercial transactions. The arbitration proceeding shall be conducted within ninety (90) days of any demand for arbitration. If reasonable, as determined by the arbitrator, it shall be conducted on a single day with each party being allowed an equal amount of time to present its case. No discovery shall be allowed except that each party shall submit to the other and to the arbitrator, no later than thirty (30) days prior to the proceeding, copies of all documents to be presented, the names and occupations of all proposed witnesses, and a written summary of the substance of their proposed testimony. The arbitrator shall exclude any evidence not presented to the other party and the arbitrator as required by this Section within such time period. The parties shall submit such legal briefing or other statements of position as the arbitrator may request. Buyer and Seller shall share equally the costs of any such arbitrator, and any arbitration decision or award shall be final and not be subject to appeal to any court of law, except in the case of a manifest error in the application of law. Buyer and Seller specifically covenant to one another that they shall not commence litigation against one another with respect to any dispute subject to arbitration hereunder for any reason except as may be necessary to enforce this provision or an arbitrator's decision or award.


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

         10.7 Remedies. The sole and exclusive damage remedy for either party under this Agreement for any breach of any covenant, representation or warranty hereunder shall be to seek indemnification under this Article 10, except that the parties hereto acknowledge that irreparable damage would result if this Agreement is not specifically enforced. Therefore, the rights and obligations of the parties under this Agreement, including but not limited to, their respective rights and obligations to sell and to purchase the Assets, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.

                                   ARTICLE 11
                            MISCELLANEOUS PROVISIONS

         11.1 Termination. This Agreement may be terminated at any time prior to the Closing Date: (a) by the written consent of Seller and Buyer; (b) by written notice to Buyer from Seller if any of the conditions in Article 8 have not been met by March 1, 2000, or have not been waived by Seller in writing; or (c) by written notice to Seller from Buyer if any of the conditions in Article 9 have not been met by March 1, 2000, or have not been waived by Buyer in writing. In the event of any termination pursuant to this Section 11.1, each party shall either (i) upon request deliver to the other all documents, work papers and other written information furnished by the other relating to the transaction contemplated hereby, or (ii) destroy all such materials. A termination pursuant to this Section 11.1 shall not relieve either party of liability it would otherwise have for a breach of this Agreement prior to termination hereof. If this Agreement is terminated as provided herein, the provisions of Sections 6.4 and 7.3 above (relating to confidentiality), Section 6.12 and 7.5 above (relating to expenses) shall remain in full force and effect.

         11.2 Risk of Loss. Material risk of loss or damage to Seller's Business or to any of the Assets from any cause whatsoever prior to the Closing Date shall be borne by Seller, and on and after the Closing Date shall be borne by Buyer. If on the Closing Date, any of the Assets has suffered damage from any cause whatsoever, Buyer shall have the right to complete the purchase hereunder and to collect and receive the proceeds of any insurance otherwise payable to Seller on account of such damage.

         11.3 Further Assurances and Consents. From time to time after the Closing Date, without further consideration, Seller shall use reasonable efforts to cooperate with Buyer to obtain any necessary third party consents or approvals to the assignment to Buyer of any contracts, leases, licenses and permits included in the Assets.

         11.4 Waiver of Compliance. Any failure of either party to comply with any obligation, representation, warranty, covenant, agreement or condition set forth in this Agreement may be waived by the other party only by a written instrument signed by the party granting the waiver. Any such waiver or failure to insist upon strict compliance with a term of this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

         11.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by hand, facsimile transmission, overnight courier, or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

              (a) If to Seller, to:

                  Denis M. Curley, Co-President and
                  Chief Financial Officer
                  The Ackerley Group, Inc.
                  1301 Fifth Avenue
                  Seattle, Washington 98101
                  Fax No. (206) 623-7853

                  With a copy to:

                  Eric M. Rubin, Esq.
                  RUBIN, WINSTON, DIERCKS, HARRIS & COOKE, LLP
                  1155 Connecticut Avenue, N.W.
                  Sixth Floor
                  Washington, District of Columbia 20036
                  Fax No. (202) 429-0657

              (b) If to Buyer, to:

                  Paul J. Meyer, President
                  and Chief Operating Officer
                  ELLER MEDIA COMPANY
                  2850 East Camelback Road, Suite 300
                  Phoenix, Arizona   85016
                  Fax No.  (602) 381-5740

                  With a copy to:

                  Laura C. Toncheff, Senior Corporate Counsel
                  ELLER MEDIA COMPANY
                  2850 East Camelback Road, Suite 300
                  Phoenix, Arizona 85016
                  Fax No.  (602) 308-0796

         11.6 Assignment. This Agreement and all of its terms shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. This Agreement shall not be


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

assigned by either party without the consent of the other party, except that Buyer shall be free to assign this Agreement to Clear Channel, or to any of its subsidiaries. In the event of any permitted assignment hereunder, any assignee shall be bound by all the terms and conditions set forth in this Agreement, and no such assignment shall release Seller or Buyer from its obligations and liabilities hereunder.

         11.7 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Florida and not by choice of law principles or the laws of any other state.

         11.8 Third Party Rights. Nothing in this Agreement shall be deemed to create any right with respect to any person or entity not a party to this Agreement.

         11.9 Entire Agreement and Amendments. This Agreement, including the Exhibits and Schedules hereto and the documents delivered pursuant hereto, embodies the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties, except the Non-Disclosure Agreement. This Agreement may not be amended except in a writing signed by both parties.

         11.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         11.11 Counterparts. This Agreement (or the signature pages hereof) may be executed in any number of counterparts; all such counterparts shall be deemed to constitute one and the same instrument; and each of said counterparts shall be deemed an original hereof.

                           [SIGNATURE PAGE TO FOLLOW]

Seller and Buyer have caused this Agreement to be signed by their duly authorized officers as of the date first above written.


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
                                         Seller:
                                        AK MEDIA GROUP, INC.,
                                        a Washington corporation

                                        By:
                                        Its:

                                        Buyer:
                                        ELLER MEDIA COMPANY,
                                        a Delaware corporation

                                        Paul J. Meyer, President
                                        and Chief Operating Officer


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